Exhibit 99.2

OPENTV CORP. Q4 2004 Investor Conference Call
Transcript of Prepared Remarks
March 16, 2005
2:00 p.m. PST

Operator

Good day, everyone, and welcome to the OpenTV 2004 financial results conference call. Today’s call is being recorded. At this time, I would like to turn the conference over to Mr. Jim Chiddix, Chairman and Chief Executive Officer. Please go ahead, sir.

Jim Chiddix - OpenTV Corp. — Chairman, CEO

Thank you very much. Good afternoon and welcome to the OpenTV 2004 financial results call. With me today is Rich Hornstein, our Senior Vice President and Chief Financial Officer, and Scott Wornow, our Senior Vice President and General Counsel. Before we start, I will ask Scott to give preparatory remarks. Scott.

Scott Wornow - OpenTV Corp. — SVP, General Counsel

Thank you, Jim. Before we begin, I would like to remind you that during the conference call today members of OpenTV’s management will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements. For example, our ability to expand our markets and our product offerings or to maintain positive momentum are forward-looking statements.

For a detailed discussion of factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to risk factors described in our annual report on Form 10-K for the year ended December 31st, 2004, which we filed earlier today with the Securities and Exchange Commission, and the other documents that we have also filed with the Securities and Exchange Commission. These documents can be viewed on our website or at the SEC’s website.

We undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events, or otherwise. In addition, during this call we will also refer to certain non-GAAP financial measures that we believe are helpful to investors in understanding our business and performance. We have included a reconciliation of these measures to GAAP measures in our earnings release, which was issued today. That information is available on the Investor Relations page of our website. We’ll also make available a webcast replay of this call on our website together with the transcript of this call.

And with that I would like to turn the call back to Jim.

Jim Chiddix - OpenTV Corp. — Chairman, CEO

Thank you, Scott. We’ll start today with a review of our 2004 financial results. Following Rich’s summary, I’ll provide a review of the 2004 accomplishments, and then we’ll open the call up to questions. Rich.

Rich Hornstein - OpenTV Corp. — CFO, SVP

Thanks, Jim. For the quarter ended December 31st, 2004, OpenTV’s revenue was $24.1 million or an increase of 50 percent compared to $16 million last year. As a result of a timing difference on a late royalty report that we spoke about last quarter, we recognized approximately $1.6 million in revenue this quarter that would have otherwise been reflected in our third quarter. In the fourth quarter we also experienced a significant boost in royalties from set-top box deployments by Sky Italia.

Operating expenses for the quarter were $30.7 million, an increase of 6 percent from the prior year. Our net loss for the quarter improved by approximately 50 percent to $6.3 million or $0.05 per share compared with $12.9 million or $0.11 per share for the prior year.

For 2004, our revenue was $77.2 million, an increase of 20 percent from the prior year. The increase resulted principally from increased deployments of set-top boxes incorporating our software driven largely by Sky Italia deployments.

Operating expenses for the year decreased to $101.8 million, a decrease of 14 percent from the prior year.

Net loss for the year improved by 59 percent to $22 million or $0.18 per share, compared with $54.1 million or $0.57 per share for the prior year.

On a non-GAAP basis, adjusted EBITDA before unusual items improved for the year by 50 percent to a loss of $14.1 million, compared with $28 million for the prior year. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA removes the effects of amortization of intangible assets, amortization of share-based compensation, other income and minority interest. We presented adjusted EBITDA before unusual items because we believe these unusual items occurred outside the ordinary course, and we believe it appropriate to bring these items to investors’ attention consistent with the way we look at the financial aspects of our business.

For 2004, these unusual items were a credit of $4.6 million reflecting the effects of a renegotiated contract with iN DEMAND, which was previously recorded as a loss contract when it was originally entered into by ACTV, $900,000 reflecting restructuring costs in the fourth quarter of 2004 and a reversal of excess restructuring charges from prior years.

On a comparative basis, for the year ended December 31st, 2003, unusual items included restructuring costs of $6.6 million, a credit of $3.8 million for DirecTV marketing and development funds, which have previously been accrued in the Wink acquisition, but which we released upon expiration of our deal with DirecTV, and a credit of $1.2 million for a renegotiation with BSkyB of a contract commitment for bandwidth. We have provided a reconciliation of adjusted EBITDA before unusual items to net loss as a GAAP measure in our earnings release.

In 2004 we also redefined our internal financial reporting to better align our financial analysis with our businesses. We began to assess our results and financial performance and to prepare internal budgeting reports on the basis of 3 business segments. Middleware and Integrated Technologies, Applications, and BettingCorp. We have provided additional color on those segments in our press release and in our 10-K.

Revenues from the Middleware and Integrated Technologies segment increased by 27 percent to $63.1 million for the year ended December 31st, 2004. Revenues in the Applications segment decreased by 15 percent to $12.1 million for the year ended December 31st, 2004. Revenues in the BettingCorp segment, which was acquired in August of 2003, increased by 567 percent to $2 million for the year ended December 31st, 2004.

We also started to review our segments by their contribution margin. Again, this is not a GAAP financial measure, but we believe it helpful to an investor in understanding our business. We have also provided a reconciliation of contribution margin and additional information regarding its definition within our earnings release and in the 10-K.

Contribution margin for the Middleware and Integrated Technologies business increased by 49 percent to $26.3 million for the year ended December 31st, 2004, due primarily to increased revenue. Contribution loss for the Applications business improved by 62 percent to a loss of $6.8 million for the year ended December 31st, 2004 due principally to reduced operating expenses. As a result of including BettingCorp in our financial results for the full year of 2004 rather than the 4 months of 2003, contribution loss from BettingCorp increased by 200 percent to a loss of $4.5 million.

As of December 31st, 2004, we had cash, cash equivalents, and short and long-term marketable debt securities totaling $63 million, compared to $51.9 million as of September 30th, 2004. This increase resulted principally from our receipt of $4.1 million in cash from sales of our shares by the former owners of BettingCorp and the release from escrow of $6.9 million that had been securing our obligations to BettingCorp.

As of December 31st, 2004, we had 374 employees, down from 389 at the end of September 2004. Finally, we also completed our evaluation of internal control over financial reporting for 2004. We identified material weaknesses in the Company’s internal controls over financial reporting as of December 31st, 2004 and concluded, based on those findings, that the Company’s internal controls were not effective as of December 31st, 2004.

Notwithstanding these weaknesses, the Company has received an unqualified audit report from its independent registered accounting firm KPMG on its 2004 consolidated financial statements. We began to address or remediate these weaknesses in the first quarter of 2005. For a complete analysis and description of management’s assessment of our remediation efforts, investors are referred to the Company’s annual report on Form 10-Q K. With that, I will now turn the conversation back to Jim.

Jim Chiddix - OpenTV Corp. — Chairman, CEO

Thank you, Rich. We are very pleased with these financial results. Our solid fourth quarter and full-year results demonstrate the underlying strength and continued potential for our middleware business and other products. We’ve begun to think about our business in terms of several product lines. First is our middleware business. This is a profitable business. And one that experienced strong growth in 2004.

We had 27 percent year-over-year growth in middleware-related revenue. We also had 20 percent year-over-year growth in the number of set-top boxes shipped with our middleware. Notably, during the year we achieved a major milestone as the 50 millionth set-top box shipped with our middleware embedded. This underscores our position as by far the largest provider of this kind of product in the world.

This growth was fueled by several factors. We added new customers in 2004. One was FOXTEL, the dominant cable and satellite provider in Australia. With over 1.2 million subscribers, FOXTEL has driven a rapid change-over from analog to digital by enhancing the value of their digital service with interactivity and with applications we’ve developed for them.

Another new customer is Sky Italia with over 3 million subscribers. It’s the primary satellite provider in Italy and it is deploying large numbers of new digital boxes.

And finally, we signed a deal with UGC, the largest cable operator in the world outside the U.S. UGC has more than 8 million subscribers and will face the need to convert from analog to digital. This will be a very strong market for us and will give us good economies of scale for cable in general.

We also saw a robust continued growth in digital deployments from existing customers. For example, one of our largest customers grew digital households by 6 percent in 2004, but grew households with advanced set-top boxes with DVR features by over 500 percent. Both these areas represent new revenue opportunities for OpenTV in a mature market.

Growth opportunities going forward include digital television proliferation. One analyst projects 24 percent compound annual growth in digital households worldwide through 2008. In addition, there is continued deployment of advanced features, both HDTV and DVR features provide new drivers for box deployment and replacement, and represent opportunities for us in both volume and higher price points. And there’s competition between established providers, with a growing imperative to provide differentiation of services.

And finally, there’s the emergence of new distribution platforms like IP televisions. I’d like to discuss IP TV a bit further. We feel we are very well positioned as this new opportunity unfolds. We’re extending our core middleware solution to support IP TV. That is, video delivered by over DSL on copper wires. Our customers’ IP TV boxes will be able to offer all of the same features as our existing cable and satellite boxes. The same applications, libraries, tools, et cetera. Leveraging the economies of scale and experience we’ve brought to other delivery systems.

It’s projected that less than 20 percent of IP TV worldwide market growth through 2008 will be in the U.S. Overseas phone companies and existing pay TV operators are prime candidates to use video over DSL lines.

We think a significant portion of IP TV growth will come from hybrid offerings. For example, a number of cable operators in Europe are extending their cable footprint through leased copper facilities. They find this more cost effective than digging up streets and putting in new fiber and coaxial cable. So they are realizing lower costs and expanding this way. But they want to preserve the same user experience that their customers have on their cable boxes.

By the same token, satellite operators in some markets are extending into high-density housing areas where satellite dishes are not practical, using DSL video. Again, they would like to offer the same user experience, the same look and feel regardless of the delivery medium.

And we’re also seeing telecoms beginning to partner with satellite or digital terrestrial TV operators. This results in a hybrid service with broadcast video being fed via satellite or digital terrestrial and VOD services coming via DSL. This requires 1 box with 2 inputs, thus, an integration of the service within the box.

Finally, there are stand-alone telephone players that are contemplating delivering all video services over DSL. We can use the same code base for all of these delivery types. The same middleware and applications regardless of delivery. This provides us with a springboard into the world of IP TV. We think that this gives us a significant advantage in the marketplace.

In addition to middleware, I’d also like to talk about our applications and back office products. As digital and interactive TV enable households to grow, we are seeing new opportunities to provide applications and back-end systems and services for all iTV networks, not just those with our middleware.

An example of an application opportunity for us is the area of video mosaics. At FOXTEL we have built compelling news, sports, and TV mosaics. Within the last 6 months, we built 2 different mosaic products for EchoStar. One which allowed viewing of multiple Olympic events at the same time, and another which allowed simultaneous viewing of several feeds of election results on election night. We’ve been approached by other network operators to build such applications on a variety of middleware platforms.

In the area of interactive commerce, we recently announced an application we developed for the Sharper Image through which EchoStar is offering interactive commerce. This is EchoStar’s first interactive TV commerce application. We earlier had announced a click-and-buy application with QVC. The research at Charter Cable where this has been deployed has been very encouraging, and there’s substantial interest in launching this product with other network operators.

We’re also building worldwide programmer relationships. We recently announced a deal with Playboy whereby we will build applications for all of the platforms that they serve and discussions with other programmers are underway.

We also continue to develop and sell advertising products for network operators. Our AdVision products provide back-end traffic and billing systems for cable and satellite companies. It allows them to manage their advertising inventory, including new kinds of interactive and targeted advertising. As advertising changes so much, so must its support systems, and we are well positioned to provide that service for our customers. We recently announced a significant expansion and extension of our deal with Comcast to provide the AdVision service.

We have a targeted advertising service called SpotOn. We continue to see interest in this product, and although we have not announced definitive deals, we believe that this kind of targeted advertising has real potential.

With our BettingCorp acquisition a year ago, we acquired a back-end system called UltimateOne. This is a customer account management system for games and gaming. It supports the interactive TV, Internet, and cell phone platforms. We use it for our own gambling service in the U.K., but believe it will be valuable to a variety of service providers and network operators around the world as well, and we have begun to market the product to them.

In closing, I’m very optimistic about 2005. We will continue to build on our position as the world’s dominant middleware provider. We will aggressively seek new customers and continue to grow as our customers grow. We will sell additional products to operators as they expand their digital offerings. We expect to do that whether or not they use our middleware. We expect to develop new businesses in the U.S. and in other markets and to continue to invest in the growth of our applications and back-end system products for operators and for programmers. We’re very pleased with the current state of the business with the team, the technology, and, of course, with our customers.

With that, we’ll turn the call over to questions. Operator.